                                                                    NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                   July 11, 2003


FOR FURTHER INFORMATION CONTACT:
Anthony J. Caldarone
Chairman and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website:  WWW.CALTONINC.COM


CALTON, INC. REPORTS SECOND QUARTER RESULTS, LITIGATION SETTLEMENTS AND OTHER TRANSACTIONS

Vero Beach, Florida, July 11, 2003- Calton, Inc. (AMEX:CN) announced today results for the quarter and six months ended May 31, 2003.

Anthony J. Caldarone, Chairman and Chief Executive Officer, announced a net loss of $437,000 ($.09 per basic and diluted share) for the quarter ended May 31, 2003, compared to a net loss of $1,857,000 ($.42 per basic and diluted share) for the quarter ended May 31, 2002. He also announced a net loss of $1,083,000 ($.23 per basic and diluted share) for the six months ended May 31, 2003 compared to a $4,005,000 net loss ($.90 per basic and diluted share) for the six months ended May 31, 2002.

Revenues for the three months ended May 31, 2003 and May 31, 2002 were $253,000 and $499,000, respectively, compared to $626,000 and $1,128,000 for the six months ended May 31, 2003 and May 31, 2002, respectively. Revenues for the three months ended May 31, 2003 included $129,000 from technical staffing services and $123,000 from website design and implementation. For the three months ended May 31, 2002, revenues from technical staffing services were $322,000 and revenues from website design and implementation were $169,000. There were no significant revenues generated from the credit card loyalty segment for the three or six months ended May 31, 2003.

Selling, general and administrative expenses for the three months ended May 31, 2003 were $539,000 compared to $1,242,000 for the three months ended May 31, 2002. Selling, general and administrative expenses for the six months ended May 31, 2003 were $1,269,000 compared to $2,497,000 for the six months ended May 31, 2002.

Interest income for the three months ended May 31, 2003 and May 31, 2002 was $6,000 and $30,000, respectively. Interest income for the six months ended May 31, 2003 and May 31, 2002 was $15,000 and $81,000, respectively.

The impairment of a note receivable in the amount of $750,000 was incurred in the six months ended May 31, 2002.


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LITIGATION SETTLEMENTS

The Company also announced that it has settled its dispute with Centex Homes regarding certain matters related to the sale of Calton Homes, Inc. in 1998. In addition, the Company has settled the litigation brought against it by two former officers of its PrivilegeONE subsidiary. The aggregate $650,000 paid by the Company to settle these matters is less than the amount previously reserved for financial statement purposes. As a result, the settlements will have no adverse effect on the Company's financial condition or operating results.

HOMEBUILDING TRANSACTION
The Company has entered into an agreement to acquire, for approximately $4,300,000, the remaining 35 lots in a 121-home residential community currently being developed in Vero Beach, Florida. The Company's acquisition of the lots, which is scheduled to close on August 29, 2003, is subject to the receipt of acquisition and construction financing. Certain officers of the Company have agreed to purchase an aggregate of 4,500,000 shares of Common Stock from the Company at a purchase price of $.22 per share to fund a portion of the purchase price of the lots. The average closing price of the Common Stock for the thirty days prior to the Company's Board of Directors approving the transaction was $.20 per share. Subject to further review and consultation with the American Stock Exchange, the issuance of the shares may be subject to shareholder approval. If the transaction is completed, the Company intends to complete the development of the community and pursue other opportunities in the homebuilding industry.


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CALTON, INC. (AMEX:  CN)


                                                May 31,            May 31,
THREE MONTHS ENDED                               2003                2002
                                           ------------------  -----------------

Revenue                                             $253,000           $499,000

     Loss from continuing operations               ($437,000)         ($760,000)
     Loss from discontinued component                      -        ($1,097,000)
                                           ------------------  -----------------
Net Loss                                           ($437,000)       ($1,857,000)
                                           ==================  =================

Loss Per Share
     Loss from continuing operations                  ($0.09)            ($0.17)
     Loss from discontinued component                      -              (0.25)
                                           ------------------  -----------------
Net Loss Per Common Share                             ($0.09)            ($0.42)
                                           ==================  =================

Weighted average number of shares
     outstanding, basic and diluted                4,657,000          4,468,000


                                                May 31,            May 31,
SIX MONTHS ENDED                                 2003                2002
                                           ------------------  -----------------

Revenue                                             $626,000         $1,128,000

     Loss from continuing operations             ($1,083,000)       ($2,466,000)
     Loss from discontinued component                      -        ($1,539,000)
                                           ------------------  -----------------
Net Loss                                         ($1,083,000)       ($4,005,000)
                                           ==================  =================

Loss Per Share
     Loss from continuing operations                  ($0.23)            ($0.55)
     Loss from discontinued component                      -              (0.35)
                                           ------------------  -----------------
Net Loss Per Common Share                             ($0.23)            ($0.90)
                                           ==================  =================

Weighted average number of shares
     outstanding, basic and diluted                4,649,000          4,454,000


--------------------------------------------------------------------------------
Certain information included in this press release and Company filings (collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are matters related to the continued operating losses and their effects on liquidity, the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, the lack of an established operating history for the Company's current business activities, conditions and trends in the Internet and technology industries in general, the effect of governmental regulation on the Company and the risks described under the caption "Certain Risks" in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2002.
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